Exhibit 11

Computation of Earnings per Share

Bob Evans Farms, Inc.

                                                   Year Ended
                                       April 28,    April 29,     April 30,
                                        1995          1994          1993
Weighted average number of shares
outstanding during the year used in
computation of net income per share  42,179,130    42,006,453    41,871,655

Net effect of dilutive stock options
based on treasury stock method using
average market price
                                        284,582       267,676       248,439

Number of shares for computation of
  primary net income per share       43,463,712    42,274,129    42,120,094

Net additional shares added to above
based on treasury stock method using
the year-end market price, if higher
than average market price                -             47,612        -

Number of shares for computations of
  fully diluted net income per       42,463,712    42,321,741    42,120,094
  share

Net income                          $53,510,000   $48,182,000   $43,062,000


Net income per share                      $1.27         $1.15         $1.03

Primary net income per share (1)          $1.26         $1.14         $1.03

Fully diluted net income per              $1.26         $1.14         $1.03
  share (1)


Notes:

(1) The effect on net income per share assuming full dilution was less than 3% for all years and therefore has not been reflected in the Consolidated Statements of Income.